Exhibit 99.01

Press Release
Available for Immediate Publication: July 28, 2011

First National Bank of Northern California Reports Second Quarter 2011 Earnings of $0.29 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the second quarter of 2011 of $966,000 or $0.29 per diluted share, compared to net earnings available to common shareholders of $525,000 or $0.16 per diluted share for the second quarter of 2010. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the first and second quarters of 2011 and 2010. Our balance sheet is strong and we continue to be “well capitalized” as defined by bank regulations. Total assets as of June 30, 2011 were $718,448,000 compared to $721,811,000 as of June 30, 2010. Our net loan totals declined by $20,896,000 or 4.3% during the second quarter of 2011 when compared to the second quarter of 2010, and our deposits increased $8,342,000 or 1.3% during the same time period. The Company’s liquidity position remains strong with $143,164,000 in available for sale securities and $68,654,000 in cash and cash equivalents as of June 30, 2011.

“As mentioned in our first quarter earnings release, the Bank has opened our newest branch, located in the Marina District of San Francisco, California. As of June 30, 2011, this branch already had a funded loan portfolio of $1.9 million and a deposit base of $3.7 million. This type of branch expansion into neighborhoods where our Bank can make a positive difference is one way we can profitably grow the Bank,” stated Tom McGraw, Chief Executive Officer .

“The marketplace currently has an abundance of cash and liquid assets, which helped the Bank increase our deposit base by approximately $68 thousand during the first six months of 2011. Loan demand has remained weak, with many of our customers reducing their outstanding balances on their lines of credit and generally deleveraging their balance sheets. As a result, our loan portfolio has decreased $15.1 million during this same time period,” continued Tom McGraw.

“During the second quarter of 2011, we reduced the number of DDA accounts that are not charged a monthly service charge and increased our NSF charges. These changes were necessary in order to keep our Bank financially strong while we continue to offer our customers a quality banking experience. We offer a high touch banking relationship where we actively get to know our customers and consult with them regarding their banking needs. We strive to bring them credit when they need it, deposit products that are appropriate, and assist them in understanding how their bank can help them mange their balance sheet positions and their cash flows,” continued CEO McGraw.

Financial Highlights: Second Quarter, 2011

Consolidated Statements of Earnings
(in ‘000s except earnings per share amounts)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010

Interest income	$8,270	$8,756	$16,489	$17,416
Interest expense	857	1,330	1,741	3,030
Net interest income	7,413	7,426	14,748	14,386
Provision for loan losses	(400)	(315)	(850)	(565)
Noninterest income	1,389	1,025	2,402	2,126
Noninterest expense	6,772	7,236	13,520	13,775
Income before income taxes	1,630	900	2,780	2,172
Provision for income taxes	(450)	(161)	(797)	(429)
Net earnings	1,180	739	1,983	1,743
Dividends and discount accretion on preferred stock	214	214	428	426
Net earnings available to common shareholders	$966	$525	$1,555	$1,317

Basic earnings per share	$0.29	$0.16	$0.47	$0.39
Diluted earnings per share	$0.29	$0.16	$0.46	$0.39

Average assets	$713,116	$693,481	$711,994	$727,682
Average equity	$82,638	$79,903	$82,007	$79,663
Return on average assets	0.54%	0.30%	0.44%	0.36%
Return on average equity	4.68%	2.63%	3.79%	3.31%
Efficiency ratio	77%	86%	79%	83%
Net interest margin (taxable equivalent)	4.98%	4.89%	4.97%	4.79%
Average shares outstanding	3,342	3,341	3,342	3,341
Average diluted shares outstanding	3,368	3,341	3,363	3,350

Consolidated Balance Sheets
(in ‘000s)

	As of	As of	As of	As of
	June 30,	December 31,	June 30,	December 31,
	2011	2010	2010	2009

Assets:
Cash and cash equivalents	$68,654	$60,874	$60,876	$62,853
Securities available for sale	143,164	126,189	125,976	97,188
Loans, net	459,756	474,828	480,652	494,349
Premises, equipment and leasehold improvements, net	13,647	13,535	11,762	11,784
Other real estate owned	2,438	6,680	8,677	7,320
Goodwill	1,841	1,841	1,841	1,841
Other assets	28,948	30,692	32,027	32,974
Total assets	$718,448	$714,639	$721,811	$708,309

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$201,150	$197,650	$186,384	$177,883
Savings and money market	313,744	305,390	313,613	293,758
Time	113,614	125,400	120,169	127,323
Total deposits	628,508	628,440	620,166	598,964
Federal Home Loan Bank advances	—	—	15,000	25,000
Accrued expenses and other liabilities	6,010	5,275	5,977	5,480
Total liabilities	634,518	633,715	641,143	629,444
Stockholders’ equity	83,930	80,924	80,668	78,865
Total liab. and stockholders’ equity	$718,448	$714,639	$721,811	$708,309

Other Financial Information

Allowance for loan losses	$9,719	$9,524	$9,076	$9,829
Nonperforming assets	$18,282	$23,392	$22,775	$32,912
Total gross loans	$469,475	$484,352	$489,728	$504,178

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.